Exhibit 32.1
CERTIFICATE OF
PRINCIPAL EXECUTIVE OFFICER
OF
DOBSON COMMUNICATIONS CORPORATION
I, Steven P. Dussek, Chief Executive Officer, Director and principal executive officer of Dobson Communications Corporation, referred to as the Company, hereby certify that, to the best of my knowledge, the quarterly report of the Company on Form 10-Q for the quarter ended June 30, 2007, referred to as the Report:
a.	fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

b.
the information contained in the Report fairly presents, in all material respects, the financial condition of the Company at June 30, 2007, and the results of the Company’s operations for the period ended June 30, 2007.

August 9, 2007

/s/ Steven P. Dussek

Steven P. Dussek
Chief Executive Officer and Director
(principal executive officer)